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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to (a) the Incentive Stock Option Plan, (b) the 1995 Stock Incentive Plan for Employees and Consultants, (c) the Option Agreements, (d) the Amended and Restated 1996 Stock Option Plan, (e) the 1997 Stock Plan, and (f) the 1997 Employee Stock Purchase Plan of our report dated March 14, 1997 (except for Note 1 "The Company" and Note 5, as to which the date is June 23, 1997, and
Note 10, as to which the date is July 30, 1997), with respect to the financial statements of Concentric Network Corporation included in its Registration Statement (Form S-1) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                                       /s/ ERNST & YOUNG LLP


San Jose, California
August 8, 1997